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AngioDynamics, Inc.

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September 2008

To Our Stockholders:

Although fiscal 2008 was a challenging year, AngioDynamics generated strong financial results, improved our organizational focus and made substantial progress in establishing a solid foundation for future consistent growth and profitability. We set a company record for revenue, significantly improved our gross margins and generated nearly $26 million in cash flow from operations. In addition, through corporate development activities, we expanded our presence in existing markets and began the initial roll-out for commercializing our Irreversible Electroporation (IRE) technology, which we believe represents our single biggest future growth opportunity.

For the fiscal year, our net sales totaled $166.5 million, an increase of 48% over net sales in fiscal 2007. Our gross profit margin increased to 61.6% compared with 59.0% in fiscal 2007 while net income in fiscal 2008 was $10.9 million, or $0.45 per diluted share, compared to a net loss of $9.1 million, or $(0.49) per share, in fiscal 2007.

While we have had a very solid year, our goal is to drive our company forward by generating consistent, strong growth on the top and bottom lines. To this end, we’ve created and are implementing a five point plan. The first step of our plan is to increase the sales force for interventional products. The second step is to develop relationships with national corporate accounts, an area where we began to make progress during fiscal 2008. The third step is to reduce the time frame from design and development to commercial launch for new products in our R&D programs. Steps four and five of our plan relate to business development activities, specifically product life cycle management and tuck-in acquisitions. As some of our legacy products have evolved into leading positions in markets that are growing at single-digits, it will become increasingly difficult to maintain our revenue growth rates. We must seek out new products, applications and markets that offer better growth characteristics, while managing our legacy business.

The acquisitions we seek would be tuck-in acquisitions with near-term earnings potential, similar to those we completed during fiscal 2008. During the year, we acquired distribution rights to Centros™, a self-centering, tunneled hemodialysis access catheter. We also acquired the U.K. and domestic assets of Diomed out of bankruptcy in April 2008, strengthening our presence in the growing market for the treatment of varicose veins. Finally, we completed the acquisition of the exclusive license for IRE technology and the IP portfolio of Oncobionic.

Increasing the sales force for interventional products lead us to launching an initiative to create three focused business units. Each division will be lead by a senior vice president/general manager with full P&L responsibility. In addition, each division has its own sales and marketing team and its own product development team. To support the three divisions, we will share a variety of corporate functions including operations and manufacturing, marketing services, international sales, advanced R&D, and administration.

Our interventional products group, which generated approximately 77% of our sales in fiscal 2008, has been separated into the Peripheral Vascular Division and the Access Division. The Peripheral Vascular Division comprises our Venous, Angiographic, PTA, Drainage and Thrombolytic product lines while the Access Division comprises our Dialysis, Ports and PICC product lines. As a result, total domestic sales territories for the two divisions have increased by 40%, providing more focus to each of our product lines.

The third division is our Oncology/Surgery Division, which includes the RFA, Embolization and Habib electrosurgical product lines. These product lines generated 24% pro forma growth during fiscal 2008 and we believe they will continue to contribute to our growth in fiscal 2009. NanoKnife™, our first IRE product, will be managed by the Oncology/Surgery Division.

Our excitement about the potential for NanoKnife and our IRE technology continues to build. We believe products based on IRE could become our largest product group within a few years. NanoKnife technology, which we are branding as “Surgery at the cellular level”, is not a thermal ablation modality like RFA, microwave, or cryoablation. These modalities work by destroying nearly all the cells and critical structures, such as ducts, blood vessels and nerves, within the targeted tissue. The destroyed material remains in place for years, while the body works to remove it. NanoKnife is quite different. It employs a non-thermal technique in which very brief electrical fields are used to create nano-scale defects in the membranes of targeted cells, which are then resected by the body. These cells are removed through natural processes and pathways including the blood vessels and the lymphatic system within a few days.

There is a broad range of potential applications for IRE technology, including surgical resections for benign and malignant disease, as well as cardiovascular applications such as angioplasty and cardiac arrhythmia. The early response to NanoKnife from surgeons, interventional radiologists, and oncologists has been positive, as they recognize its potential as a safe, effective, less invasive approach to resecting soft tissue.

The first human clinical use was begun in April 2008, on a group of patients with prostate cancer, and early indications were positive regarding the efficacy and safety potential of IRE technology. Our next milestone, which should be completed by the end of September 2008, is the placement of 20 NanoKnife systems with key thought leaders in the surgery and oncology field. This milestone is an important step in the development of clinical data for the NanoKnife. Generating this clinical data will require investments in time and money. During fiscal 2009, we expect to spend about 40% of our R&D budget on IRE technology. This investment will be focused on generating additional clinical data related to NanoKnife surgical resections of a broad range of soft tissue areas, including prostate, liver, pancreas, lung, kidney, brain, uterine fibroids and others.

Our revenue expectation for NanoKnife during fiscal 2009 is quite modest, and we expect what revenue we do generate will more likely fall into the latter part of the fiscal year. We expect that NanoKnife will make a more meaningful contribution to our results in fiscal 2010 and we look forward to keeping our shareholders abreast of our progress.

NanoKnife and the underlying IRE technology is one of several product development programs we have underway. During the past year, our product development effort lead to the initial launch of Centros. We expect to implement a full scale launch of this innovative product by the end of calendar 2008. We were also pleased to publish the results of our RAPTURE study, conducted to identify the feasibility, efficacy and safety of percutaneous radiofrequency ablation (RFA) on malignant lung tumors. Published in The Lancet Oncology July 2008 issue, the results show a high proportion of sustained, complete tumor response after treatment with RFA.

The entire AngioDynamics family contributed to our progress during fiscal 2008. On behalf of the management team, I would like to thank our employees for their hard work and dedication and our customers and shareholders of their loyalty and support. We are very excited about the outlook for AngioDynamics and look forward to another good year in fiscal 2009.

All the best,

Eamonn P. Hobbs

President and Chief Executive Officer

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